Press Release For immediate release
Invesco Ltd. Announces March 31, 2020
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, April 9, 2020 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,053.4 billion, a decrease of 9.1% versus previous month-end. The firm achieved net inflows of $6.8 billion this month. Net inflows were driven by a $26.1 billion increase in money market AUM and net long-term inflows in the institutional business of $11.2 billion, due to the funding of several large client mandates, including the partial funding of a previously disclosed Solutions win. Overall net long-term outflows were $10.5 billion and non-management fee earning outflows were $8.8 billion. The decrease in AUM was negatively impacted by unfavorable market returns, which decreased AUM by $110 billion. FX decreased AUM by $4.2 billion. Preliminary average total AUM for the quarter through March 31 were $1,176.3 billion, and preliminary average active AUM for the quarter through March 31 were $889.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2020(a)	$1,053.4	$459.4	$259.8	$54.5	$117.5	$162.2
February 29, 2020	$1,159.4	$537.8	$290.2	$62.5	$91.5	$177.4
January 31, 2020	$1,218.7	$586.5	$287.4	$66.9	$93.5	$184.4
December 31, 2019	$1,226.2	$598.8	$283.5	$67.3	$91.4	$185.2
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2020(a)	$807.3	$276.6	$216.6	$53.8	$117.5	$142.8
February 29, 2020	$877.7	$336.0	$230.5	$61.7	$91.5	$158.0
January 31, 2020	$920.3	$369.5	$227.7	$66.0	$93.5	$163.6
December 31, 2019	$929.2	$381.7	$224.6	$66.4	$91.4	$165.1
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

March 31, 2020(a)	$246.1	$182.8	$43.2	$0.7	$—	$19.4
February 29, 2020	$281.7	$201.8	$59.7	$0.8	$—	$19.4
January 31, 2020	$298.4	$217.0	$59.7	$0.9	$—	$20.8
December 31, 2019	$297.0	$217.1	$58.9	$0.9	$—	$20.1

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

Note: Due to the extraordinary volatility experienced in global markets over the month, we have provided additional information on our assets and flows to provide transparency on our performance. We do not intend to continue this practice in future months.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit http://www.invesco.com.
###